Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated October 14, 2021 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of IDT Corporation on Form 10-K for the year ended July 31, 2021. We consent to the incorporation by reference of said reports in the Registration Statements of IDT Corporation on Forms S-3 (No. 333-104286, 333-115403, 333-11910, 333-37141, 333-43501, 333-45199, 333-53719, 333-61565, 333-71991, 333-77395, 333-80133 and 333-86261) and Forms S-8 (No. 333-100424, 333-105865, 333-110657, 333-116266, 333-130287, 333-130562, 333-146718, 333-154257, 333-177247, 333-19727, 333-199299, 333-208447, 333-214105, 333-220982, 333-42267, 333-49150, 333-63282, 333-73167 and 333-234168).

/s/GRANT THORNTON LLP

New York, New York
October 14, 2021